Filed Pursuant to Rule 433

Registration Statement No. 333-259245-02

Dated March 7, 2023

Final Term Sheet

Evergy Kansas Central, Inc.

First Mortgage Bonds, 5.70% Series due 2053

Issuer:	Evergy Kansas Central, Inc.

Trade Date:	March 7, 2023

Settlement Date*:	March 14, 2023 (T+5)

Expected Ratings**:	Moody’s Investors Service, Inc.: A2 (stable) S&P Global Ratings: A (negative)

Title of Securities:	First Mortgage Bonds, 5.70% Series due March 15, 2053

Principal Amount:	$400,000,000

Maturity Date:	March 15, 2053

Interest Payment Dates:	Semi-annually on March 15 and September 15, beginning on September 15, 2023

Coupon (Interest Rate):	5.70%

Benchmark Treasury:	4.000% due November 15, 2052

Benchmark Treasury Price/Yield:	101-29 / 3.891%

Spread to Benchmark Treasury:	+185 basis points

Yield to Maturity:	5.741%

Price to Public:	99.416% of the principal amount, plus accrued interest from March 14, 2023, if settlement occurs after that date

Optional Redemption Provisions:

Make-Whole Call:	Prior to September 15, 2052 (the date that is six months prior to the maturity date of the bonds (the “Par Call Date”)), the Issuer may redeem the bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (i)(a) the sum of the present values of the remaining scheduled payments of principal and interest on the bonds discounted to the redemption date (assuming the bonds matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the redemption date; and (ii) 100% of the principal amount of the bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date

Par Call:	On or after the Par Call Date, the Issuer may redeem the bonds at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the bonds to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date

CUSIP/ISIN:	30036F AB7 / US30036FAB76

Joint Book-Running Managers:	Regions Securities LLC TD Securities (USA) LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:	MFR Securities, Inc. Samuel A. Ramirez & Company, Inc. UMB Financial Services, Inc.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (File No. 333-259245-02). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Regions Securities LLC, TD Securities (USA) LLC, U.S. Bancorp Investments, Inc. or Wells Fargo Securities, LLC can arrange to send you the prospectus if you request it by calling Regions Securities LLC toll-free at 1-800-734-4667, TD Securities (USA) LLC toll-free at 1-855-495-9846, U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

*

It is expected that delivery of the bonds will be made against payment therefor on or about March 14, 2023, which will be the fifth business day (T+5) following the date hereof. Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the bonds on the date hereof or the next two succeeding business days will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

**	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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